Exhibit 10.01

Exclusive Option to Purchase Unimproved Land

THIS OPTION AGREEMENT ("Agreement") made and entered into this 12th day of February, 2009, by and between The Nacelle Corporation, whose principal address is 23760 Oakfield Rd, Hidden Hills, CA 91302, hereinafter referred to as "Seller" and Green St. Energy, Inc., whose principal address is 123 Green Street, Tehachapi, CA  93561, hereinafter referred to as "Purchaser":

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of certain real property being, lying and situated in the County of Kern, State of California, such real property having Assessor Parcel Numbers of ________________________ ("Property") and such property being more particularly described as follows:

(Insert Legal Description)

and,

WHEREAS, Purchaser desires to procure an option to purchase the Property upon the terms and provisions as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto and for the mutual covenants contained herein, Seller and Purchaser hereby agree as follows:

1.      DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

(a)           "Execution Date" shall mean the day upon which the last party to this Agreement shall duly execute this Agreement;

(b)           "Option Fee" shall mean a $16 million Convertible Debenture (the “Debenture”) in the form annexed hereto as Exhibit I, issuable upon Board approval of Purchaser and the monetary sum of $260,000.00 less amounts paid to date by Purchaser to Seller and/or any shareholder, officer (“Affiliate”) or related party of an Affiliate with said unpaid monetary amounts due to Seller within sixty (60) days of the effective date of this Agreement, all of which to be applied toward the Purchase Price of the Property (as hereinafter defined) and all closing costs should Purchaser exercise this exclusive Option;

(c)           “Purchase Price” for the Property shall be mutually agreed to by and between Purchaser and Seller during the Option Term but in no event will the Purchase Price for the Property exceed its current fair market value.  If there is a dispute between the parties as to the current fair market value of the Property, each party shall select an independent appraiser.  In the even the independent appraisers so selected can not agree as to fair market value (as of the date of this Agreement) then the independent appraisers shall select a third independent appraiser and the Parties agree to take the average of the three (3) appraisal values as the fair market value.  In the event the Purchaser exercises the Option and the Option Fee exceeds the Purchase Price, the principal value of the Debenture will be adjusted accordingly to reflect the Purchase Price less any monetary consideration paid under this Option;

(d)           "Option Term" shall mean that period of time commencing on the Execution Date and ending on or before February 12, 2012;

(e)           "Option Exercise Date" shall mean that date, within the Option Term, upon which the Purchaser shall send a written notice to Seller exercising all or a portion of its Option to Purchase;

(f)           "Closing Date" shall mean the last day of the closing term or such other date during the closing term selected by Purchaser.

2.  GRANT OF OPTION. For and in consideration of the Option Fee payable to Seller as set forth herein, Seller does hereby grant to Purchaser the exclusive right and Option ("Option") to purchase the Property upon the terms and conditions as set forth herein. In the event the Purchaser exercises the Option and the Option Fee exceeds the Purchase Price, the principal value of the Debenture will be adjusted accordingly to reflect the Purchase Price less any monetary consideration paid under this Option.

3. PAYMENT OF OPTION FEE. Purchaser agrees to pay the Seller the Option Fee as set forth in Section 1(b) to be applied as a down payment toward the total Purchase Price of the Property in accordance with Section 1(c), plus all closing costs in accordance with the terms set forth herein.

4. EXERCISE OF OPTION. Purchaser may exercise its exclusive right to purchase the Property pursuant to the Option, at any time during the Option Term, by giving written notice thereof to Seller. As provided for above, the date of sending of said notice shall be the Option Exercise Date. Except as otherwise provided by this Agreement, in the event the Purchaser does not exercise its exclusive right to purchase the Property granted by the Option during the Option Term, Seller shall be entitled to retain the Option Fee, and this agreement shall become absolutely null and void and neither party hereto shall have any other liability, obligation or duty hereinunder.

5.  CONTRACT FOR PURCHASE & SALE OF REAL PROPERTY. In the event that the Purchaser exercises its exclusive Option as provided for in the preceding paragraph, Seller agrees to sell and Purchaser agrees to buy the Property and both parties agree to execute a contract for such purchase and sale of all or a portion of the Property in accordance with the following terms and conditions:

    (a)           Purchase Price. The Purchase Price for the Property shall be no greater than the current Fair Market Value; however, Purchaser shall receive a credit toward such Purchase Price in the amount of the Option Fee thus, Purchaser shall pay to Seller at closing the sum of the agreed to Purchase Price less the Option Fee;

(b)           Closing Date. The closing date shall be at a date during the Option Term as may be selected by Purchaser;

(c)           Closing Costs. Purchaser's and Seller's costs of closing the Contract shall be borne by Purchaser;

(d)           Assignment or Pledge.  Purchaser has the right to assign and/or pledge the option created under this Agreement provided said assignment or pledge does not encumber the Property beyond what is provided for in this Option Agreement.

(e)           Default by Purchaser. Remedies of Seller. In the event Purchaser, after exercise of the Option, fails to proceed with the closing of the purchase of the Property pursuant to the terms and provisions as contained herein and/or under the Contract, Seller shall be entitled to retain the Option Fee as liquidated damages and shall have no further recourse against Purchaser;

(f)           Default by Seller. Remedies of Purchaser. In the event Seller fails to close the sale of the Property pursuant to the terms and provisions of this Agreement and/or under the Contract, Purchaser shall be entitled to either sue for specific performance of the real estate purchase and sale contract or terminate such Contract and sue for damages.

6.  MISCELLANEOUS.

(a)           Execution by Both Parties. This Agreement shall not become effective and binding until fully executed by both Purchaser and Seller.

(b)           Notice. All notices, demands and/or consents provided for in this Agreement shall be in writing and shall be delivered to the parties hereto by hand or by United States Mail with postage pre-paid. Such notices shall be deemed to have been served on the date mailed, postage pre-paid. All such notices and communications shall be addressed to the Seller at 23760 Oakfield Rd, Hidden Hills, CA 91302, and to Purchaser at 123 Green St., Tehachapi, CA  93561 or at such other address as either may specify to the other in writing.

(c)           Fee Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d)           Successors and Assigns. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective heirs, successors, and or assigns, to the extent as if specified at length throughout this Agreement.

(e)           Time. Time is of the essence of this Agreement.

(f)           Headings. The headings inserted at the beginning of each paragraph and/or subparagraph are for convenience of reference only and shall not limit or otherwise affect or be used in the construction of any terms or provisions hereof.

(g)           Cost of this Agreement. Any cost and/or fees incurred by the Purchaser or Seller in executing this Agreement shall be borne by the respective party incurring such cost and/or fee.

(h)           Representation. Each party understands the legal significance of this Agreement and confirms that they have been afforded and encouraged to consult with their own legal counsel prior to entering into this Agreement.

(i)           Entire Agreement. This Agreement contains all of the terms, promises, covenants, conditions and representations made or entered into by or between Seller and Purchaser and supersedes all prior discussions and agreements whether written or oral between Seller and Purchaser with respect to the Option and all other matters contained herein and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both Seller and Purchaser with the formalities hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under proper authority:

As to Purchaser this 12th day of February, 2009.

Witnesses: "Purchaser"	Green St. Energy, Inc

/s/ Anthony Cataldo	By: Anthony Cataldo – Chairman and CEO

As to Seller this 12th day of February, 2009.

Witnesses: "Seller"	The Nacelle Corporation

/s/ David Dadon	By: David Dadon